EXHIBIT 99

NEWS RELEASE

FOR FURTHER INFORMATION, CONTACT:

Steven D. Albright	Fred A. Nielson	Al Palombo
Chief Financial Officer	Investor Relations	Cameron Associates
(636) 537-9715	(636) 733-1314	212-554-5488

Relìv International First Quarter 2005 Net Profits Rise 26 Percent

On Net Sales Growth of 23 Percent

FOR IMMEDIATE RELEASE

CHESTERFIELD, MO, May 4, 2005 -- Relìv International, Inc. (Nasdaq/NM - RELV), an international manufacturer and network marketer of nutritional supplements and other food technology products, today announced its results of operations for the three months ended

March 31, 2005.

Relìv produced a 26 percent gain in net income available to common shareholders during the first quarter of 2005, generating earnings of $2.06 million, or $0.12 per diluted share, compared to $1.63 million, or $0.10 per diluted share, in the same period last year. Reliv’s worldwide net sales grew 23 percent during the first quarter of 2005, reaching $29.0 million – up from the $23.5 million reported in the first quarter of 2004.

Commenting on the results of the quarter, Robert L. Montgomery, President and Chief Executive Officer of Relìv, stated, “Reliv’s increased earnings are primarily attributable to the continued strong performance of its operations in its largest market, the United States – where first quarter net sales grew 26 percent compared to the first quarter of 2004. This marks the 12th consecutive quarter in which Relìv’s U.S. sales grew at least 20 percent compared to the prior-year period.”

Sales from international markets advanced 4 percent – with sales increases in Canada (up 14 percent), the Philippines (up 15 percent), the United Kingdom (up 16 percent) and Malaysia/Singapore (up 17 percent). First quarter sales also included sales from a new product – CardioSentials™ – introduced in February 2005. This new dietary supplement, shown through an independent clinical study to be safe and effective in supporting healthy cardiovascular function, generated over a million dollars in net sales during its initial roll-out period in the first quarter of 2005.

Mr. Montgomery commented further, “Even with our existing product line, Relìv has been performing at a very high level, thanks to the outstanding efforts of our independent distributors. It’s exciting now to add our new CardioSentials™ product to our proven line-up of nutritional supplements – providing one more tool to fuel our continued growth.”

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Relìv International, Inc.

Mr. Montgomery also noted that Relìv continues to see strong results from its efforts to recruit new distributors for its marketing network. Relìv’s worldwide distributor count was 14 percent higher on March 31, 2005 than it was at the same point last year.

“Work is proceeding on Reliv’s expansion into Germany,” Mr. Montgomery continued, “with sales planned to commence in the fall of 2005. We are excited about the level of distributor enthusiasm generated by this expansion and are eager to begin operations in this outstanding market.”

About Reliv International:

Relìv International, Inc., based in suburban St. Louis, manufactures and distributes several lines of food products, including nutritional and fiber supplements, diet management products, functional foods, sports drink mixes and a line of premium skin care products. Its proprietary product lines include an extensive line of soy-based products. Relìv International’s common stock trades on The Nasdaq Stock Market® under the symbol RELV.

First Quarter 2005 Conference Call Information:

Reliv will host a conference call to discuss the first quarter 2005 earnings with investors at 1:00 p.m. Eastern Time on May 4, 2005. The dial-in number for investors is 800-265-0241. Participant pass code is 19203050. To register, please call in 15 minutes prior to start of call. A replay of this call will be available for one week by telephone from 3:00 p.m. Eastern by calling 888-286-8010 and using pass code 47161438. A live web cast of this call will be available through the Investor Relations section of Reliv’s Web site, http://www.reliv.com/us/investor. An online archive of the broadcast will be available on Reliv’s Web site in the Investor Relations section twenty-four hours after the call concludes. Please access the web site at least 15 minutes before the scheduled conference call to register.

NOTE: Any statement released by Relìv International, Inc. that is forward looking is made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that forward-looking statements involve risk and uncertainties that may affect Reliv’s business prospect and performance. This includes economic, competitive, governmental, technological and other factors described in Reliv’s filings with the SEC on forms 10-K and 10-Q.

– FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31 2005	December 31 2004

	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$14,417,336	$10,151,503
Accounts and notes receivable, less allowances of
$11,700 in 2005 and $11,500 in 2004	726,523	872,592
Accounts due from employees and distributors	184,983	70,620
Inventories	5,815,888	5,896,782
Other current assets	2,233,685	2,627,118

Total current assets	23,378,415	19,618,615
Other assets	1,826,530	1,409,903
Net property, plant and equipment	9,920,982	9,968,149

Total Assets	$35,125,927	$30,996,667

Liabilities and Stockholders’ Equity

Total current liabilities	$10,416,224	$8,151,968
Total non-current liabilities	7,731,037	4,653,946
Stockholders’ equity	16,978,666	18,190,753

Total Liabilities and Stockholders’ Equity	$35,125,927	$30,996,667

Consolidated Statements of Income

	Three months ended March 31
	2005	2004

	(Unaudited)	(Unaudited)
Sales at Retail	$41,955,220	$33,859,141
Less: Distributor allowances on product purchases	12,976,124	10,381,309

Net Sales	28,979,096	23,477,832
Costs and expenses:

Cost of products sold	4,943,304	3,854,279
Distributor royalties and commissions	11,711,716	9,320,390
Selling, general and administrative	8,963,286	7,520,950

Total Costs and Expenses	25,618,306	20,695,619

Income from operations	3,360,790	2,782,213
Other income (expense):
Interest expense, net	(15,467)	(44,761)
Other income, net	3,066	14,195

Income before income taxes	3,348,389	2,751,647
Provision for income taxes	1,285,000	1,110,000

Net Income	2,063,389	1,641,647

Preferred dividends accrued and paid	—	12,292

Net income available to common shareholders	$2,063,389	$1,629,355

Earnings per common share
Basic	$0.13	$0.11

Diluted	$0.12	$0.10

Weighted average shares of common stock
and common stock equivalents outstanding
Basic	16,479,000	15,178,000

Diluted	17,162,000	16,959,000

Reliv International, Inc. and Subsidiaries

Active Distributors and Master Affiliates by Region

	as of 3/31/2005		as of 3/31/2004		Change in %
	Distributors	Master Affiliates	Distributors	Master Affiliates	Distributors	Master Affiliates

United States	49,040	11,170	43,420	8,410	12.9%	32.8%

Australia/New Zealand	3,010	220	2,640	200	14.0%	10.0%

Canada	1,430	170	1,250	150	14.4%	13.3%

Mexico	7,900	470	7,420	710	6.5%	-33.8%

United Kingdom/Ireland	470	40	430	40	9.3%	0.0%

Philippines	6,360	500	6,540	520	-2.8%	-3.8%

Malaysia/Singapore	4,850	710	2,440	270	98.8%	163.0%

Consolidated total	73,060	13,280	64,140	10,300	13.9%	28.9%

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